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EXHIBIT 99.2

KFx NAMES VETERAN ENERGY EXEC JIM IMBLER SVP OF BUSINESS DEVELOPMENT Thursday January 6, 6:09 pm ET

WILL LEAD EFFORTS TO COMMERCIALIZE AND SCALE K-FUEL PRODUCTION

DENVER, Jan. 6 /PRNewswire-FirstCall/ -- KFx Inc. (Amex: KFX - News) today announced that it has appointed Jim Imbler, 47, to the new position of Senior Vice President of Business Development. Imbler, a veteran energy industry executive, will head the company's business development for new K-Fuel plants including those potentially contemplated to be built with partners. He is expected to play a key role in the operational scale-up and commercialization of the company's clean coal technology, K-Fuel.

"Jim has over 20 years experience developing large capital projects and operational efficiencies at world class energy and chemicals businesses, but he also adds to that a keen understanding of early-stage companies and what it takes to bring them to scale," said Ted Venners, Chairman and CEO of KFx. "At KFx, Jim will assist with advancing and executing on the best opportunities to expand the production of K-Fuel and grow our business. His expertise adds a vital new component to our strengthening management team and we're excited to have him on board as we accelerate our efforts in advancing our clean coal technology."

As CEO and Managing Director of leveraged buy-out firm CEO Equity and consulting company CEO Advisors, Jim Imbler has an established track record in leading and growing start-up and early stage companies to success. Prior to joining CEO Equity and CEO Advisors, Mr. Imbler served as President and CEO of FuelSpot where he led development of a web-based trading and transaction platform for large volume bulk refined products including gasoline and diesel. Additionally, Mr. Imbler has served in the roles of Senior Vice President of Koch Industries and President of Koch Petroleum Group (KPG). During his time with Koch Industries and KPG, Mr. Imbler led large capital projects that expanded the company's refining capacity and contributed to improved pipeline system utilization, increased market share and new market expansion. Mr. Imbler was also the key driver in developing industry leading vision and strategies for environmental excellence including the introduction of "Blue Planet Gasoline", the first non-mandated low sulfur gasoline.

About KFx

KFx provides solutions to help coal-burning industries increase energy production while meeting emissions standards. The Company's mission is to deploy its patented K-Fuel(TM) technology to transform abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

Statements in this news release that relate to future plans or projected results of KFx, including its ability to scale operationally, successfully commercialize K-Fuel, or reach final agreements with partners, are 'forward-looking statements' within the meaning of Section 27A of the Securities Act of 1933, as amended by the Private Securities Litigation Reform Act of 1995 (the "PSLRA"), and Section 21E of the Securities Exchange Act of 1934, as amended by the PSLRA, and all such statements fall under the 'safe harbor' provisions of the PSLRA. The Company's actual results may vary materially from those described or implied in any 'forward-looking statement' due to, among other possible reasons, the realization of any one or more of the risk factors described in the Company's Annual Report on Form 10-K, or in any of its other filings with the Securities and Exchange Commission, all of which filings any reader of this news release is encouraged to study. Readers of this news release are cautioned not to put undue reliance on forward-looking statements.